EXHIBIT 99.2

FOR IMMEDIATE RELEASE

April 27, 2005
For more information contact:
Ray Braun — (419) 247-2800
Mike Crabtree — (419) 247-2800
Scott Estes — (419) 247-2800

HEALTH CARE REIT, INC. PRICES
$250 MILLION OF 5.875% SENIOR NOTES DUE 2015

Toledo, Ohio, April 27, 2005...Health Care REIT, Inc. (NYSE/HCN) announced today that it has priced a public offering of $250 million of 5.875% senior unsecured notes due May 2015 at an effective yield of 5.913%.

The company intends to use proceeds from this offering to fund: (a) a redemption of all of its outstanding $50 million 8.17% notes due March 2006; (b) a redemption of at least $75 million of its $175 million 7.5% notes due August 2007; and (c) a public tender offer for any and all of its $100 million 7.625% senior notes due March 2008.

If the company does not use the full amount of the net proceeds from this offering to complete the redemptions and tender offer described above, the company intends to use the remaining net proceeds to repay borrowings under its unsecured lines of credit arrangements and other outstanding indebtedness.

Banc of America Securities LLC, Deutsche Bank Securities and UBS Investment Bank acted as joint-bookrunning managers. ABN AMRO Incorporated, Comerica Securities, Fifth Third Securities, JP Morgan and KeyBanc Capital Markets served as co-managers for the offering.

Copies of the prospectus relating to the offering may be obtained by contacting Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, New York 10001, Deutsche Bank Securities, Debt Capital Markets, 3rd Floor, 60 Wall Street, New York, New York 10005, or UBS Investment Bank, Attention: Fixed Income Syndicate Department, 677 Washington Boulevard, Stamford, Connecticut 06901.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests primarily in skilled nursing and assisted living facilities. At March 31, 2005, the company had investments in 237 assisted living facilities, 153 skilled nursing facilities and eight specialty care facilities located in 35 states and managed by 51 different operators.

This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including prevailing interest rates; serious issues facing the health care industry, including compliance with, and changes to, regulations and payment policies and operators’ difficulty in obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and senior housing industries; changes in federal, state and local legislation; negative developments in the operating results or financial condition of operators, including, but not limited to, their ability to pay rent and repay loans; the company’s ability to transition or sell facilities with a profitable result; inaccuracies in any of the company’s assumptions; and changes in rules or practices governing the company’s financial reporting. Finally, the company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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